EX-99.B(g)


                                   SCHEDULE A



PBHG Growth II Portfolio
PBHG Large Cap Growth Portfolio
PBHG Select 20 Portfolio
PBHG Select Value Portfolio
PBHG Mid-Cap Value Portfolio
PBHG Small Cap Value Portfolio
PBHG Technology & Communications Portfolio





Dated:  January 31, 2000